Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rewards Network Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Rewards Network Inc. and subsidiaries (the Company) of our reports dated March 16, 2007, with respect to the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” and Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” effective January 1, 2006.

/s/ KPMG LLP

Chicago, Illinois

May 22, 2007